FOR IMMEDIATE RELEASE     CONTACT:  Barb Catlin
                                    Director of Public Relations
                                    (972) 732-2516


                  HIGHWAYMASTER ANNOUNCES STRATEGIC ALLIANCE
                           WITH SBC COMMUNICATIONS


     DALLAS, SEPT. 30, 1996 -- HighwayMaster Communications Inc. (NASDAQ:
HWYM) today announced that it has reached agreement with SBC Communications Inc. (NYSE: SBC) on a $20 million equity investment in HighwayMaster. As part of a strategic relationship that is expected to strengthen wireless efforts on behalf of both companies, SBC's initial investment will be preferred stock, which is convertible into common at the rate of $12.50 per share.

     In addition to its preferred stock, SBC will receive 5 million warrants
- 3 million of which are exercisable for common stock at $14 per share, with the remaining 2 million exercisable at $18 per share. SBC's preferred stock, if converted to common shares, would represent approximately a 6 percent stake in HighwayMaster. Upon exercise of all of the associated warrants, SBC's percent ownership would rise to approximately 20 percent.

     In addition to the equity investment by SBC, two of HighwayMaster's original investors have elected to participate in a recapitalization of the company. The Erin Mills Group has invested an additional $10 million in common stock and has converted $10.8 million of existing preferred stock to common. Further, The Carlyle Group, The Clipper Group, and related investors have converted $12.7 million of debt due to mature on Dec. 31, 1996, to common stock. Consistent with the SBC arrangement, each of these transactions has been completed at $12.50 per share.

     Combining all of the above transactions, HighwayMaster has succeeded in raising $30 million in cash (while eliminating all long-term debt) and, in the process, has increased shareholder equity by more than $50 million. The $20 million investment by SBC has been escrowed pending Hart-Scott-Rodino review.

     "The alliance with SBC provides both significant working capital and a clean balance sheet at a time when we need both," said Bill Saunders, president and CEO of HighwayMaster. "More importantly though, we will receive a wealth of technical support, marketing and management savvy, and also a crucial ingredient that is hard to put a value on -- credibility in the marketplace."

     "We consider this a superior investment that strongly supports our domestic business strategy of developing high-potential growth opportunities in wireless and, ultimately, long-distance," said James S. Kahan, SBC senior vice president -- corporate development. "HighwayMaster is a promising service provider with tremendous growth potential, both in its existing product line and through expansion into new market segments."

     Dallas-based HighwayMaster Corp., a wholly-owned subsidiary of HighwayMaster Communications Inc., sells and markets the patented
HighwayMaster-Registered Trademark- Mobile Communications and Information System throughout the United States and Canada with regional offices in Atlanta, Philadelphia, Chicago and Salt Lake City.

     The HighwayMaster system is the only nationwide mobile communications system that offers the trucking industry both voice and data communications, combined with the highly accurate Global Positioning System (satellite) vehicle location technology.

     HighwayMaster offers mobile communications, information systems, and fleet management services with a wireless and long-distance network covering approximately 95 percent of the U.S. interstate highway system.

     SBC Communications Inc. is one of the world's leading diversified telecommunications companies and the second largest wireless communications company based in the United States.

SBC provides innovative telecommunications products and services under the Southwestern Bell and Cellular One brands. Its businesses include wireline and wireless services and equipment in the United States and interests in wireless businesses in Europe, Latin America, South Africa and Asia; cable television in both domestic and international markets; and directory advertising and publishing.


                                    ###